UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2007

DIVERSA CORPORATION

(Exact Name of Registrant as specified in its charter)

Delaware	000-29173	22-3297375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Directors Place, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 526-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act of 1933, as amended (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Exchange Act of 1934, as amended (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Third Amendment to Loan and Security Agreement

On March 17, 2007, Diversa Corporation, a Delaware corporation (“Diversa”) entered into a Third Amendment to Loan and Security Agreement (the “Third Amendment”) with Comerica Bank (“Comerica”). The Third Amendment amends that certain Loan and Security Agreement dated as of September 30, 2005 (as amended from time to time, including without limitation by that certain First Amendment to Loan and Security Agreement dated as of August 2, 2006 and that certain Second Amendment to Loan and Security Agreement dated as of November 2, 2006) (the “Loan Agreement”).

Pursuant to the Third Amendment, the Loan Agreement was amended to (a) acknowledge that with respect to Diversa’s annual report on Form 10-K which is required to be provided to Comerica under Section 6.2(ii) of the Loan Agreement, such Form 10-K may be qualified by a “going concern” issue of less than 12 months of cash, and (b) provide that with respect to Diversa’s minimum Cash (as defined in the Loan Agreement) requirements under Section 6.7 of the Loan Agreement, in the event that Diversa does not close on a liquidity event which results in net proceeds to Diversa of at least $25 million on or before April 6, 2007 on commercially reasonable terms, (1) the “Collateral” (as defined in the Loan Agreement) will be amended to include all personal property of Diversa other than Diversa’s intellectual property (including copyrights, patents, trademarks, servicemarks and applications related to the foregoing), and (2) the minimum domestic Cash requirement for Diversa will change from $25 million to one and one half times (1.5x) all outstanding “Indebtedness” (as defined in the Loan Agreement) owed by Diversa to Comerica, and if the balance of Diversa’s Cash covered by a control agreement to which Diversa and Comerica and its affiliates are parties is less than $15 million, then all of Diversa’s Cash must be held by Comerica.

Additional Information about the Merger and Where to Find It

On February 11, 2007, Diversa Corporation, a Delaware corporation (“Diversa”) entered into an Agreement and Plan of Merger and Reorganization by and among Diversa, Concord Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Diversa (“Merger Sub”), Celunol, Corp., a Delaware corporation (“Celunol”), and William Lese, as the representative of Celunol’s stockholders (the “Merger Agreement”). Pursuant to the Merger Agreement, upon the closing of the transactions contemplated in the Merger Agreement (the “Closing”), Merger Sub will merge with and into Celunol, with Celunol continuing as the surviving corporation and a wholly-owned subsidiary of Diversa (including all of the transactions described in the Merger Agreement, the “Merger”). Diversa filed a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on March 19, 2007 that includes a proxy statement/prospectus and other relevant documents in connection with the proposed transaction. Investors and security holders of Diversa and Celunol are urged to read the Registration Statement and the proxy statement/prospectus included therein (including any amendments or supplements to the proxy statement/prospectus) and other relevant materials because they contain important information about Diversa, Celunol, and the proposed transaction. Investors may obtain a free copy of these materials and other documents filed with the SEC at the SEC’s website at http://www.sec.gov/. A free copy of the proxy statement/prospectus may also be obtained from Diversa by directing a request to: Diversa Corporation, 4955 Directors Place, San Diego, CA 92121, Attn. Investor Relations. In addition, investors may access copies of the documents filed with the SEC by Diversa on Diversa’s website at http://www.diversa.com/.

Participants in the Solicitation

Diversa and its executive officers and directors and Celunol and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Diversa in connection with the proposed transaction. Information regarding the special interests of these executive officers and directors in the proposed transaction will be included in the proxy statement/prospectus referred to above. Additional information regarding the executive officers and directors of Diversa is also included in the Registration Statement. This document is available free of charge at the SEC’s website (www.sec.gov) and from Investor Relations at Diversa at the address described above.

Forward-Looking Statements

The foregoing statements regarding the proposed Merger between Diversa and Celunol include forward looking statements, which are subject to risks and uncertainties, including but not limited to the possibility that the proposed Merger with Celunol may not ultimately close for any of a number of reasons, such as either company not obtaining stockholder approval of the Merger or related matters; the possibility that the combined company will be unable to meet The NASDAQ Stock Market, LLC continued listing requirements after the closing of the Merger; that Diversa will forego business opportunities while the Merger is pending; that prior to the closing of the Merger, the businesses of Celunol and Diversa, including the retention of key employees, may suffer due to uncertainty and that, in the event the Merger is completed, the combination of Diversa and Celunol may not result in a stronger company, that the technologies of the two companies may not be compatible and that the parties may be unable to successfully execute their integration strategies or realize the expected benefits of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSA CORPORATION

Dated: March 20, 2007	By:	/s/ Anthony E. Altig
	Name:	Anthony E. Altig
	Title:	Senior Vice President, Finance and Chief Financial Officer